

Sam Gilliam (b. 1933)



Sam Gilliam is widely celebrated for his innovative style of Color Field painting which challenges traditional two-dimensional painting formats.

INVESTMENT THESIS

Historical Price Appreciation of Similar Works (Gilliam)

38.6% ?

Not intended to indicate past or expected performance of any security. Investing involves risk and investors must be prepared to hold their investment for an extended period.


$2.0m
$1.5m
$1.0m
$0.5m
$0.0m
04
09
14
19

Initial Offering

$2,054,000

Investment Overview

Offering Circular	sec.gov/edgar
Auction History	moderate 25 years
2020 Auction Sales	low $2,826,183
Repeat Sales	view

0% Progress

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DEAL SHEET

WHY WE LIKE THIS PAINTING

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- The Painting is a large format beveled-edge painting and an excellent example of American artist Sam Gilliam's innovative work from the late 1960s and early 1970s.
- In 1972, the same year the Painting was created, Sam Gilliam became the first African-American artist to represent the United States at the Venice Biennale, commonly referred to as the "Olympics of the art world."
- The artist's top auction record was set by *Lady Day II* (1970), a similar beveled-edge painting, which sold for $2,172,500 in November, 2018.
- Although there are no guarantees, similar works have shown attractive historical price appreciation at auction of 38.6% annualized from 2003 to 2019.
- The Hirshhorn Museum and Sculpture Garden in Washington DC announced a major upcoming retrospective of Gilliam's work for 2022.
- Gilliam is represented by PACE, one of the top global megadealers, as well as David Kordansky Gallery in Los Angeles.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



2020 Auction Sales	2020 Number of Lots Sold
$2,826,183	53

SAM
GILLIAM

b. 1933, UNITED STATES



Acrylic on beveled edge canvas | 92 × 144 in. (234 × 366 cm.)

Sam Gilliam is widely celebrated for his innovative style of Color Field painting which challenges traditional two-dimensional painting formats.

$2,054,000

INITIAL OFFERING

38.6%

HISTORICAL APPRECIATION OF SIMILAR WORKS[1]

The Painting is a large format beveled edge painting and an excellent example of Sam Gilliam's innovative work from the late 1960s and early 1970s, which challenged the spatial confines of the picture plane. The composition of the Painting features repetitive vertical swaths of color created through the artist's unique process, whereby he folds and twists the canvas to stain it with transfer dyes and pigments. The Painting's custom beveled edge stretcher offers a sculptural quality, which projects away from the wall towards the viewer. The Painting was created in 1972, the same year Gilliam became the first African American to represent the United States at the 36th Venice Biennale. Large scale, beveled edge strainer paintings by Gilliam have been featured prominently in important museum exhibitions, including "The Music of Color," which opened at the Kunstmuseum in Basel in 2018, and "Soul of a Nation: Art in the Age of Black Power," which opened at the Tate Modern in London in 2017 and travelled to five institutions in the United States. As of December 27, 2021, beveled edge examples from 1967 to 1973 represent the top ten auction records for the artist including *Lady Day II* (1971), which sold for $2,172,500 on November 15, 2018 at Christie's New York. The Painting's year, impressive scale, and beveled edge format make it a highly desirable work by Sam Gilliam.

Sam Gilliam has been the subject of numerous solo exhibitions at renowned institutions such as the Kennedy Center in Washington, D.C. and The Studio Museum in Harlem. A major solo museum show, "The Music of Color," was mounted at the Kunstmuseum Basel in 2018 and showcased the artist's groundbreaking draped canvases and beveled-edge works created between 1967 and 1973. Additionally, an upcoming retrospective of the artist's work was announced by the Hirshhorn Museum and Sculpture Garden in Washington D.C. to take place in 2022. The artist's work is held in the collections of some of the most prestigious institutions, including the Museum of Modern Art, the Whitney Museum of American Art, the Metropolitan Museum of Art in New York, as well as the Tate Modern in London. As of December 31, 2010, the record for Sam Gilliam's work at auction stood at just $55,000. In the last five years, the growing appreciation of the artist's accomplishments has resulted in significant price increases for his work. As of December 27, 2021, auction records for the artist's work are led by *Lady Day II* (1971), which sold for $2,172,500 on November 15, 2018, at Christie's New York, the Painting, which sold for $1,850,000 on November 18, 2021, at Sotheby's New York and *Pac* (1970), which sold for $1,405,000 on November 14, 2019.

AS OF DECEMBER 27, 2021, GILLIAM'S AUCTION RECORDS ARE LED BY *LADY DAY II* (1971), WHICH SOLD FOR $2,172,500 ON NOVEMBER 15, 2018, AT CHRISTIE'S NEW YORK, THE PAINTING, WHICH SOLD FOR $1,850,000 ON NOVEMBER 18, 2021, AT SOTHEBY'S NEW YORK AND *PAC* (1970), WHICH SOLD FOR $1,405,000 ON NOVEMBER 14, 2019 AT CHRISTIE'S NEW YORK.

AUCTION RESULTS FOR SIMILAR WORKS[2,3]


$3M
$2.3M
$1.5M
$0.8M
2003
2004
2005
2007
2008
2009
2010
2012
2013
2014
2016
2017
2018
2019

Sam Gilliam (b. 1933) was born in Tupelo, Mississippi and raised in Louisville, Kentucky. Gilliam attended the University of Louisville in 1951 where he earned a B.A. degree in creative art in 1955. He then enrolled in the University's Master of Fine Arts program and graduated in 1961 after a pause from 1956 to 1958 while he served in the United States Army. When Gilliam moved to Washington, D.C. in 1962 he was introduced to the work of leading artists in the Washington Color School movement including Morris Lewis and Kenneth Noland. In the 1960s, the artist shifted his focus to abstraction and would hang unstretched canvases draped or folded on the wall or from the ceiling, which disrupted the convention of two-dimensional painting and became one of his major artistic innovations. In 1967, Gilliam began to pour paint directly onto the canvas and fold the still wet surface to create richly pigmented patterns. Many of the artist's paintings were mounted onto custom stretchers with beveled-edges, which added a sculptural quality to the works. In 1972, Sam Gilliam became the first Black American artist selected to represent the United States at the Venice Biennale and was invited to exhibit again in 2017. By 1975, Gilliam had shown his work in some of the most influential American institutions of art, including the Museum of Modern Art in New York and The Phillips Collection in Washington, D.C. In addition to his artistic practice, Gilliam taught at Carnegie Mellon University, the Maryland Institute College of Art, and the University of Maryland. As of December 27, 2021, the artist continues to live and work in Washington, D.C. and is represented by Pace Gallery in New York and David Kordansky Gallery in Los Angeles.



SAM GILLIAM, [redacted]



SAM GILLIAM, [redacted]



SAM GILLIAM, [redacted] [redacted]

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past artwork pricing trends are not indicative of future pricing trends.

2. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

3. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The art transaction data is not intended to indicate past or expected performance of any security. The set of similar sales comprises paintings by Sam Gilliam with the following criteria: acrylic, dye or oil canvas paintings, created between 1967 and 1973, executed on beveled-edge support, either front or verso facing, that measure between 50 by 50 inches and 110 by 160 inches. The comparative set includes only sales of paintings where the presence of a front or reverse beveled-edge support can be discerned or was implied as most probable. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance, and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 38.6% CAGR implied from selected sales occurring from September 21, 2003, to November 14, 2019.

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